[Letterhead of Ronald R. Chadwick, P.C.]

         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Original Source Entertainment, Inc. on amendment 3 to Form S-1 of my Report of Independent Registered Public Accounting Firm, dated January 31, 2011, on the consolidated balance sheets of Original Source Entertainment, Inc. as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from August 20, 2009 (inception) through December 31, 2009, the year ended December 31, 2010, and for the period from August 20, 2009 (inception) through December 31, 2010.

In addition, I consent to the reference to me under the heading "Experts" in the Registration Statement.

                                 RONALD R. CHADWICK, P.C.

                                /s/Ronald R. Chadwick, P.C.
Aurora, Colorado
April 28, 2011

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